Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
Kara Bellamy	Laurie Berman | Matt Sheldon
Chief Accounting Officer	PondelWilkinson Inc.
805.566.6100	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD Reports Fiscal 2016 Fourth Quarter and Full Year Financial Results

-- Successful Transition to the Cloud Continues --

SANTA BARBARA, Calif. – March 10, 2016 – QAD Inc. (NASDAQ: QADA) (NASDAQ: QADB), a leading provider of enterprise business software and services for global manufacturing companies, today reported financial results for the fiscal 2016 fourth quarter and full year ended January 31, 2016.

Fiscal 2016 was marked by QAD's continued transition from an on-premise software provider to a cloud-based software provider.  On a constant currency basis, subscription revenue increased by 40 percent over the prior year, and for the first time exceeded license revenue.  The company’s subscription margins continued to improve, up 8 percentage points from the prior year, while maintaining industry-leading service level agreements.

Fiscal 2016 total revenue was $277.9 million, compared with $295.1 million last year.  Currency had a $19.9 million negative impact on fiscal 2016 revenue.  On a constant currency basis, total revenue increased 1 percent over fiscal 2015, while the revenue mix shifted significantly from license to subscription revenue.

Additional fiscal 2016 full year financial results, compared with fiscal 2015 full year financial results, include:
•	Subscription revenue of $38.8 million, versus $28.2 million. Currency had an approximate $900,000 negative impact on subscription revenue.

•	License revenue of $29.9 million, compared with $40.9 million. Currency had an approximate $2.5 million negative impact on license revenue.

•	Professional services revenue of $76.2 million, versus $84.7 million. Currency had an approximate $6.7 million negative impact on professional services revenue.

•	Maintenance and other revenue of $133.0 million, compared with $141.3 million. Currency had an approximate $9.7 million negative impact on maintenance and other revenue.

•	Gross profit for fiscal 2016 was $151.3 million, or 54 percent of total revenue, compared with $163.5 million, or 55 percent of total revenue, last year. Subscription gross profit margin was 47 percent for fiscal 2016, versus 39 percent for fiscal 2015.

•	GAAP net income of $8.9 million, or $0.47 per diluted Class A share and $0.40 per diluted Class B share, compared with $12.9 million, or $0.79 per diluted Class A share and $0.68 per diluted Class B share, for fiscal 2015.

•	Non-GAAP net income (defined as GAAP net income before stock-based compensation expense, amortization of purchased intangible assets, the change in fair value of the interest rate swap and certain income tax adjustments) of $15.6 million, or $0.82 per diluted Class A share and $0.69 per diluted Class B share, compared with $18.5 million, or $1.13 per diluted Class A share and $0.96 per diluted Class B share, for fiscal 2015.

Fiscal 2016 Fourth Quarter Financial Results
For the fiscal 2016 fourth quarter, total revenue was $69.3 million, compared with $79.6 million for the fiscal 2015 fourth quarter.  Currency had a $4.1 million negative impact on fiscal 2016 fourth quarter total revenue.  On a constant currency basis, total revenue declined 8 percent compared with the prior-year period primarily due to lower license revenue as we transition customers to the cloud, with subscription revenue increasing by 37 percent on a constant currency basis.

Additional fiscal 2016 fourth quarter financial results, compared with fiscal 2015 fourth quarter financial results, include:
•	Subscription revenue of $10.6 million, up from $7.9 million. Currency had an approximate $200,000 negative impact on subscription revenue.

•	License revenue of $8.1 million, compared with $16.7 million. Currency had an approximate $600,000 negative impact on license revenue.

•	Maintenance and other revenue of $32.4 million, compared with $34.1 million. Currency had an approximate $1.8 million negative impact on maintenance and other revenue.

•	Professional services revenue of $18.2 million, versus $20.9 million. Currency had an approximate $1.4 million negative impact on professional services revenue.

•	GAAP net income of $4.1 million, or $0.22 per diluted Class A share and $0.18 per diluted Class B share, compared with $6.9 million, or $0.42 per diluted Class A share and $0.36 per diluted Class B share. Diluted weighted average Class A shares outstanding increased 18 percent year-over-year.

•	Non-GAAP net income of $5.9 million, or $0.31 per diluted Class A share and $0.26 per diluted Class B share, compared with $8.5 million, or $0.51 per diluted Class A share and $0.45 per diluted Class B share.

“We had significant success in our cloud business throughout the year, with a strong finish in the fourth quarter during which we attracted new cloud customers and improved our uptime to more than 99.9 percent,” said Karl Lopker, Chief Executive Officer.  “The company achieved its highest quarterly number of new cloud customers in its history, while improving subscription margins.”

Gross profit for the fiscal 2016 fourth quarter totaled $38.4 million, or 55 percent of total revenue, versus $45.7 million, or 57 percent of total revenue, for the fiscal 2015 fourth quarter.

Total operating expenses amounted to $34.8 million, or 50 percent of total revenue, for the fourth quarter of fiscal 2016, compared with $37.9 million, or 47 percent of total revenue, for the same period last year.

Operating income for the fourth quarter of fiscal 2016 was $3.6 million, which included $1.8 million in stock compensation expense.  Operating income for the fourth quarter of fiscal 2015 was $7.7 million, which included $1.2 million in stock compensation expense.  The increase in stock compensation expense related primarily to a rise in stock price over time.

QAD’s cash and equivalents balance increased to $137.7 million at January 31, 2016, up from $120.5 million at January 31, 2015.  Cash provided by operations was $23.7 million for both fiscal 2016 and fiscal 2015.

Fiscal 2016 Fourth Quarter Operational Highlights:
•	Received orders from 49 customers representing more than $500,000 each in combined license, maintenance, subscription and professional services billings, including 13 orders in excess of $1.0 million;

•	Received license or cloud orders from companies across QAD’s six vertical markets, including: Alcoa, Inc., Arthrex Inc., CoorsTek, Inc., Invacare Corporation, Johnson Controls, Inc., KYB Corporation, Lear Corporation, Li & Fung Group, Moog Inc., Nexteer Automotive, Saint-Gobain SA, Scosche Industries Inc., and Sugar Foods Corporation;

•	Received Frost & Sullivan’s 2015 Global Cloud ERP Automotive Product Leadership Award for the QAD Cloud ERP Automotive Edition;

•	Subsequent to the fourth quarter, Tony Winter, QAD’s Chief Technology Officer, was named CTO of the Year by the 2016 Global Excellence Awards; and

•	Opened registration for 2016 Explore user conference, and announced futurist Jim Carroll, lean manufacturing expert Dr. James Womack and cybersecurity authority Dr. Doug White as headline speakers.

Business Outlook
For the fiscal 2017 year, QAD expects:
•	Total revenue of $279 to $285 million, including $48 to $52 million of subscription revenue.

•	GAAP earnings per share of approximately $0.30 to $0.38 per diluted Class A share and $0.24 to $0.32 per diluted Class B share.

•	Non-GAAP earnings per share of approximately $0.65 to $0.73 per diluted Class A share and $0.53 to $0.61 per diluted Class B share.

For the first quarter of fiscal 2017, QAD expects:
•	Total revenue of $64 to $66 million, including approximately $11 million of subscription revenue.

•	GAAP loss per share of $0.08 to $0.06 per diluted Class A share and $0.07 to $0.05 per diluted Class B share.

•	Non-GAAP earnings per share of $0.00 to $0.02 per diluted Class A and B shares.

Calculation of Earnings Per Share
EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Fiscal 2016 Fourth Quarter Conference Call
When:	Thursday, March 10, 2016
Time:	2:00 p.m. PT (5:00 p.m. ET)
Phone:	800-230-1092 (domestic); 612-234-9960 (international)
Replay:	Accessible through midnight March 17, 2016
800-475-6701 (domestic); 320-365-3844 (international); passcode 383789
Webcast:	Accessible at www.qad.com; archive available for approximately one year

Note about Non-GAAP Financial Measures
QAD has disclosed non-GAAP adjusted EBITDA, non-GAAP adjusted EBITDA margins, non-GAAP net income and non-GAAP earnings per diluted share in this press release for the fourth quarter and full fiscal 2016 and 2015 years.  These are non-GAAP financial measures as defined by SEC Regulation G.  QAD defines the non-GAAP measures as follows:

•	Non-GAAP adjusted EBITDA - EBITDA is GAAP net income before net interest expense, income tax expense, depreciation and amortization. Non-GAAP adjusted EBITDA is EBITDA less stock-based compensation expense and the change in the fair value of the interest rate swap.

•	Non-GAAP adjusted EBITDA margins - Calculated by dividing non-GAAP adjusted EBITDA by total revenue.

•	Non-GAAP net income - GAAP net income before stock-based compensation expense, amortization of purchased intangible assets, the change in fair value of the interest rate swap and certain income tax adjustments.

•	Non-GAAP earnings per diluted share - Non-GAAP net income allocated to Class A and Class B shares divided by the weighted average diluted shares outstanding of each class.

QAD’s management uses non-GAAP measures internally to evaluate the business and believes that presenting non-GAAP measures provides useful information to investors regarding the company’s underlying business trends and performance of the company’s ongoing operations as well as useful metrics for monitoring the company’s performance and evaluating it against industry peers.  The non-GAAP financial measures presented should be used in addition to, and in conjunction with, results presented in accordance with GAAP, and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company’s consolidated financial statements in their entirety and to not rely on any single financial measure in evaluating the company.  A table providing a reconciliation of the non-GAAP measures to their most comparable GAAP measures is included at the end of this press release.

QAD non-GAAP measures reflect adjustments based on the following items:

EBITDA: The company reports EBITDA as a non-GAAP metric by excluding the effect of net interest expense, income tax expense, depreciation and amortization from net income because doing so makes internal comparisons to the company’s historical operating results more consistent.  In addition, the company believes providing an EBITDA calculation is a more useful comparison of its operating results to the operating results of its peers.

Stock-based compensation expense: The company has excluded the effect of stock-based compensation expense from its non-GAAP adjusted EBITDA, non-GAAP net income and non-GAAP earnings per diluted share calculations.  Although stock-based compensation expense is calculated in accordance with current GAAP and constitutes an ongoing and recurring expense, such expense is excluded from non-GAAP results because it is not an expense which generally requires cash settlement by QAD, and therefore is not used by the company to assess the profitability of its operations.  The company also believes the exclusion of stock-based compensation expense provides a more useful comparison of its operating results to the operating results of its peers.

Amortization of purchased intangible assets: The company amortizes purchased intangible assets in connection with its acquisitions.  QAD has excluded the effect of amortization of purchased intangible assets, which include purchased technology, customer relationships, trade names and other intangible assets, from its non-GAAP net income and non-GAAP earnings per diluted share calculations, because doing so makes internal comparisons to the company’s historical operating results more consistent.  In addition, the company believes excluding amortization of purchased intangible assets provides a more useful comparison of its operating results to the operating results of its peers.

Change in fair value of the interest rate swap: The company entered into an interest rate swap to mitigate its exposure to the variability of one-month LIBOR for its floating rate debt related to the mortgage of its headquarters.  QAD has excluded the gain/loss adjustments to record the interest rate swap at fair value from its non-GAAP adjusted EBITDA, non-GAAP net income and non-GAAP earnings per diluted share calculations.  The company believes that these fluctuations are not indicative of its operational costs or meaningful in evaluating comparative period results because the company currently has no intention of exiting the debt agreement early; and therefore over the life of the debt the sum of the fair value adjustments will be $0.

Income tax adjustments: Beginning in fiscal 2016, the company began to compute and utilize a fixed long-term projected non-GAAP tax rate in order to provide better consistency across the interim reporting periods by eliminating the effects of non-recurring and period-specific items such as changes in the tax valuation allowance and tax effects of acquisition-related costs, since each of these can vary in size and frequency.  When projecting the long-term rate the company evaluated four years of historical and expected results excluding the impact of the following non-cash items: stock-based compensation expense, amortization of purchased intangibles and the change in fair value of the interest rate swap.  The projected rate assumes no new acquisitions and takes into account other factors including the current tax structure, existing tax positions in various jurisdictions and key legislation in major jurisdictions where the company operates.  The long-term non-GAAP tax rate is 25%.  The company intends to re-evaluate this long-term rate on an annual basis or if any significant events that may materially affect this long-term rate occur.  This long-term rate could be subject to change for a variety of reasons, for example, significant changes in the geographic earnings mix, acquisition activity or fundamental tax law changes in major jurisdictions where the company operates.

About QAD – The Effective Enterprise
QAD Inc. (Nasdaq:QADA) (Nasdaq:QADB) is a leading provider of enterprise software and services designed for global manufacturing companies.  For more than 35 years, QAD has provided global manufacturing companies with QAD Enterprise Applications, an enterprise resource planning (ERP) system that supports operational requirements, including financials, manufacturing, demand and supply chain planning, customer management, business intelligence and business process management.  QAD Enterprise Applications is offered in flexible deployment models in the cloud, on-premise, or in a blended environment.  With QAD, customers and partners in the automotive, consumer products, food and beverage, high technology, industrial products and life sciences industries can better align daily operations with their strategic goals to meet their vision of becoming more Effective Enterprises.

For more information about QAD, call +1 805-566-6000, visit www.qad.com.

“QAD” is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding projections of revenue, income and loss, capital expenditures, plans and objectives of management regarding the Company’s business, future economic performance or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements are based on the company’s current expectations.  Words such as “expects,” “believes,” “anticipates,” “could,” “will likely result,” “estimates,” “intends,” “may,” “projects,” “should,” “would,” “might,” “plan” and variations of these words and similar expressions are intended to identify these forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to: risks associated with our cloud service offerings, such as defects and disruptions in our services, our ability to properly manage our cloud service offerings, our reliance on third-party hosting and other service providers, and our exposure to liability and loss from security breaches; demand for the company's products, including cloud service, licenses, services and maintenance; pressure to make concessions on our pricing and changes in our pricing models; protection of our intellectual property; dependence on third-party suppliers and other third-party relationships, such as sales, services and marketing channels; changes in our revenue, earnings, operating expenses and margins; the reliability of our financial forecasts and estimates of the costs and benefits of transactions; the ability to leverage changes in technology; defects in our software products and services; third party opinions about the company; competition in our industry; the ability to recruit and retain key personnel; delays in sales; timely and effective integration of newly acquired businesses; economic conditions in our vertical markets and worldwide; exchange rate fluctuations; and the global political environment.   For a more detailed description of the risk factors associated with the company and factors that may affect our forward-looking statements, please refer to the company's latest Annual Report on Form 10-K and, in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter.  Management does not undertake to update these forward-looking statements except as required by law.

-- Financial Tables Follow --

QAD Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
Revenue:
License fees	$8,130	$16,686	$29,891	$40,917
Subscription fees	10,583	7,873	38,806	28,217
Maintenance and other	32,351	34,070	132,962	141,295
Professional services	18,195	20,933	76,193	84,672
Total revenue	69,259	79,562	277,852	295,101
Cost of revenue:
License	896	1,746	3,624	5,016
Subscription	5,275	5,017	20,635	17,149
Maintenance and other	7,365	8,167	30,973	32,511
Professional services	17,295	18,979	71,330	76,954
Total cost of revenue	30,831	33,909	126,562	131,630
Gross profit	38,428	45,653	151,290	163,471
Operating expenses:
Sales and marketing	16,877	19,466	66,535	69,785
Research and development	9,797	10,066	41,237	42,315
General and administrative	7,970	8,216	32,689	34,680
Amortization of intangibles from acquisitions	163	171	658	706
Total operating expenses	34,807	37,919	141,119	147,486
Operating income	3,621	7,734	10,171	15,985
Other (income) expense:
Interest income	(96)	(73)	(320)	(242)
Interest expense	168	213	712	811
Other (income) expense, net	(286)	(113)	(757)	(169)
Total other (income) expense, net	(214)	27	(365)	400
Income before income taxes	3,835	7,707	10,536	15,585
Income tax (benefit) expense	(311)	760	1,624	2,639
Net income	$4,146	$6,947	$8,912	$12,946

Diluted net income per share
Class A	$0.22	$0.42	$0.47	$0.79
Class B	$0.18	$0.36	$0.40	$0.68

Diluted Weighted Shares
Class A	16,272	13,790	16,224	13,553
Class B	3,282	3,271	3,283	3,271

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	January 31, 2016	January 31, 2015
Assets
Current assets:
Cash and equivalents	$137,731	$120,526
Accounts receivable, net	65,512	78,887
Deferred tax assets, net	8,203	9,313
Other current assets	16,024	14,799
Total current assets	227,470	223,525

Property and equipment, net	32,080	33,154
Capitalized software costs, net	1,553	2,485
Goodwill	10,645	10,911
Long-term deferred tax assets, net	11,085	7,676
Other assets, net	2,746	3,614

Total assets	$285,579	$281,365

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$422	$406
Accounts payable and other current liabilities	42,346	48,637
Deferred revenue	97,911	102,721
Total current liabilities	140,679	151,764

Long-term debt	14,258	14,680
Other liabilities	4,465	5,219

Stockholders' equity:
Common stock	21	20
Additional paid-in capital	195,419	185,546
Treasury stock	(18,717)	(22,977)
Accumulated deficit	(41,846)	(45,469)
Accumulated other comprehensive loss	(8,700)	(7,418)
Total stockholders' equity	126,177	109,702

Total liabilities and stockholders' equity	$285,579	$281,365

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended January 31,
	2016	2015

Net cash provided by operating activities	$23,652	$23,697

Cash flows from investing activities:
Purchase of property and equipment	(3,195)	(4,568)
Capitalized software costs	(153)	(311)
Net cash used in investing activities	(3,348)	(4,879)

Cash flows from financing activities:
Repayments of debt	(406)	(388)
Tax payments, net of proceeds, related to stock awards	(2,461)	(2,557)
Excess tax benefits from share-based payment arrangements	663	266
Payment of contingent liability associated with acquisitions	(750)	(471)
Cash dividends paid	(5,235)	(4,452)
Proceeds from issuance of common stock, net of issuance costs	8,365	37,046
Net cash provided by financing activities	176	29,444

Effect of exchange rates on cash and equivalents	(3,275)	(3,720)
Net increase in cash and equivalents	17,205	44,542
Cash and equivalents at beginning of period	120,526	75,984
Cash and equivalents at end of period	$137,731	$120,526

QAD Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015

Total revenue	$69,259	$79,562	$277,852	$295,101

Net income	4,146	6,947	8,912	12,946
Add back:
Net interest expense	72	140	392	569
Depreciation	1,015	1,007	3,968	3,816
Amortization	444	468	1,807	1,935
Income taxes	(311)	760	1,624	2,639
EBITDA	$5,366	$9,322	$16,703	$21,905
Add back:
Non-cash stock-based compensation	1,822	1,199	7,440	4,993
Change in fair value of interest rate swap	212	556	48	877
Adjusted EBITDA	$7,400	$11,077	$24,191	$27,775
Adjusted EBITDA margin	11%	14%	9%	9%

Non-GAAP net income reconciliation

Net income	$4,146	$6,947	$8,912	$12,946
Add back:
Non-cash stock-based compensation	1,822	1,199	7,440	4,993
Amortization of purchased intangible assets	343	363	1,377	1,493
Change in fair value of interest rate swap	212	556	48	877
Income tax adjustments	(594)	(530)	(2,216)	(1,841)
Non-GAAP net income	$5,929	$8,535	$15,561	$18,468

Non-GAAP earnings per diluted Class A share reconciliation

Earnings per diluted Class A share	$0.22	$0.42	$0.47	$0.79
Add back:
Non-cash stock-based compensation	0.09	0.07	0.39	0.31
Amortization of purchased intangible assets	0.02	0.02	0.07	0.09
Change in fair value of interest rate swap	0.01	0.03	0.00	0.05
Income tax adjustments	(0.03)	(0.03)	(0.11)	(0.11)
Non-GAAP earnings per diluted Class A share	$0.31	$0.51	$0.82	$1.13

Shares used in computing earnings per diluted Class A share	16,272	13,790	16,224	13,553

Non-GAAP earnings per diluted Class B share reconciliation

Earnings per diluted Class B share	$0.18	$0.36	$0.40	$0.68
Add back:
Non-cash stock-based compensation	0.08	0.07	0.33	0.26
Amortization of purchased intangible assets	0.02	0.02	0.06	0.08
Change in fair value of interest rate swap	0.01	0.03	0.00	0.04
Income tax adjustments	(0.03)	(0.03)	(0.10)	(0.10)
Non-GAAP earnings per diluted Class B share	$0.26	$0.45	$0.69	$0.96

Shares used in computing earnings per diluted Class B share	3,282	3,271	3,283	3,271